AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
QUARTERLY PRICING SUPPLEMENT, DATED JANUARY 2, 2015,
TO THE PROSPECTUS, DATED JULY 22, 2014

Quarterly Pricing Supplement
(unaudited)

On January 2, 2015, our net asset value (“NAV”) per institutional share is $9.944 and our NAV per retail share is $10.188.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of October 1, 2014:	$ 24,558,631.09

Net Assets as of January 2, 2015:
Real Estate Properties, at Fair Value	$ 36,820,000.00
Non-Real Estate Assets (1)
Cash and Cash Equivalents	964,132.06
Subscriptions Receivable	7.25
Prepaid Organizational and Other Costs	6,317,718.58
Total Assets	44,101,857.89
Liabilities
Financing	16,365,381.75
Deferred Revenue	128,192.27
Redemptions Payable	0.91
Other Liabilities (1)	2,689,188.61
Total liabilities	19,182,763.54
Net Asset Value	$ 24,919,094.35

(1)	As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost.  After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of October 1, 2014:	$12,948,163.21 ($9.943)
Share Purchases and Redemptions for the quarter ended January 2, 2015:
Share Purchases	262,524.60
Share Redemptions	(244,349.69)
Activity for the quarter ended January 2, 2015: (2)
Accrual of Portfolio Revenue	351,307.33
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(391,028.44)
Accrual of Organizational and Offering Expenses	(16,513.19)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to October 1, 2014	57,920.50
Ending NAV on January 2, 2015 (per institutional share)	$12,968,024.32 ($9.944)

Retail Shares
NAV
Net Asset Value for Retail shares as of October 1, 2014:	$11,610,467.88 ($10.166)
Share Purchases and Redemptions for the quarter ended January 2, 2015:
Share Purchases	342,751.41
Share Redemptions	(27,658.63)
Activity for the quarter ended January 2, 2015: (2)
Accrual of Portfolio Revenue	320,570.73
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(330,567.42)
Accrual of Organizational and Offering Expenses	(16,575.26)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to October 1, 2014	52,079.50
Ending NAV on January 2, 2015 (per retail share)	$11,951,068.21 ($10.188)

(2)	The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
October 2, 2014	$ 9.943	$ 10.166
October 3, 2014	$ 9.943	$ 10.166
October 6, 2014	$ 9.943	$ 10.167
October 7, 2014	$ 9.943	$ 10.167
October 8, 2014	$ 9.943	$ 10.167
October 9, 2014	$ 9.943	$ 10.168
October 10, 2014	$ 9.943	$ 10.168
October 13, 2014	$ 9.943	$ 10.169
October 14, 2014	$ 9.943	$ 10.169
October 15, 2014	$ 9.943	$ 10.169
October 16, 2014	$ 9.943	$ 10.169
October 17, 2014	$ 9.943	$ 10.169
October 20, 2014	$ 9.943	$ 10.170
October 21, 2014	$ 9.943	$ 10.170
October 22, 2014	$ 9.943	$ 10.171
October 23, 2014	$ 9.943	$ 10.171
October 24, 2014	$ 9.943	$ 10.171
October 27, 2014	$ 9.943	$ 10.172
October 28, 2014	$ 9.943	$ 10.172
October 29, 2014	$ 9.943	$ 10.172
October 30, 2014	$ 9.943	$ 10.172
October 31, 2014	$ 9.943	$ 10.172
November 3, 2014	$ 9.943	$ 10.173
November 4, 2014	$ 9.943	$ 10.174
November 5, 2014	$ 9.943	$ 10.174
November 6, 2014	$ 9.943	$ 10.174
November 7, 2014	$ 9.943	$ 10.175
November 10, 2014	$ 9.943	$ 10.176
November 11, 2014	$ 9.943	$ 10.176
November 12, 2014	$ 9.943	$ 10.176
November 13, 2014	$ 9.943	$ 10.176
November 14, 2014	$ 9.944	$ 10.177
November 17, 2014	$ 9.944	$ 10.177
November 18, 2014	$ 9.944	$ 10.177
November 19, 2014	$ 9.944	$ 10.178
November 20, 2014	$ 9.944	$ 10.178
November 21, 2014	$ 9.944	$ 10.178
November 24, 2014	$ 9.944	$ 10.179
November 25, 2014	$ 9.944	$ 10.179
November 26, 2014	$ 9.944	$ 10.179
December 1, 2014	$ 9.944	$ 10.180
December 2, 2014	$ 9.944	$ 10.181
December 3, 2014	$ 9.944	$ 10.181
December 4, 2014	$ 9.944	$ 10.181
December 5, 2014	$ 9.944	$ 10.181
December 8, 2014	$ 9.944	$ 10.182
December 9, 2014	$ 9.944	$ 10.182
December 10, 2014	$ 9.944	$ 10.182
December 11, 2014	$ 9.944	$ 10.183
December 12, 2014	$ 9.944	$ 10.183
December 15, 2014	$ 9.944	$ 10.184
December 16, 2014	$ 9.944	$ 10.184
December 17, 2014	$ 9.944	$ 10.184
December 18, 2014	$ 9.944	$ 10.184
December 19, 2014	$ 9.944	$ 10.185
December 22, 2014	$ 9.944	$ 10.185
December 23, 2014	$ 9.944	$ 10.186
December 24, 2014	$ 9.944	$ 10.186
December 26, 2014	$ 9.944	$ 10.186
December 29, 2014	$ 9.944	$ 10.187
December 30, 2014	$ 9.944	$ 10.187
December 31, 2014	$ 9.944	$ 10.187
January 2, 2015	$ 9.944	$ 10.188

www.arcdailynav.com - 1.866.532.4743